Exhibit 10.6

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 3rd day of March, 2025, by and between LAGO Evergreen Credit, a Delaware statutory trust (the “Fund”), and LAGO Asset Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated March 3, 2025, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”);

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser may elect to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser Expense Payments to the Fund

(a)       At such times as the Adviser determines, the Adviser may elect to pay certain expenses of the Fund on the Fund’s behalf (each such payment, an “Expense Payment”). In making an Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of Expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense of the Fund.

(b)       The Fund’s right to receive an Expense Payment shall be an asset of the Fund upon the Adviser committing in writing to pay the Expense Payment. Any Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Adviser or its affiliates related to expenses that are reimbursable by the Fund pursuant to the Investment Advisory Agreement.

2.	Reimbursement of Expense Payments by the Fund

(a)       The reimbursement of any Expense Payments by the Fund shall be based on capital raised, and will be payable at four separate milestones, subject to certain conditions, as further defined in this section. Once $100 million of capital is raised by external subscribers (“Milestone 1”), the Fund shall be required to reimburse the Adviser in an amount equal to the lesser of $100,000 or the total amount of the total outstanding Expense Payment. Once $125 million of capital is raised by external subscribers (“Milestone 2”), the Fund shall be required to reimburse the Adviser in an additional amount equal to the lesser of $100,000 or the total remaining outstanding amount of the Expense Payment. Once $150 million of capital is raised by external subscribers (“Milestone 3”), the Fund shall be required to reimburse the Adviser in an amount equal to the lesser of $150,000 or the total remaining outstanding amount of the Expense Payment. Once $175 million of capital is raised by external subscribers (“Milestone 4”), the Fund shall be required to reimburse the Adviser in an amount equal to the lesser of $150,000 or the total remaining outstanding amount of the Expense Payment. Notwithstanding the foregoing, in no event shall the aggregate amount to be reimbursed to the Adviser exceed $500,000. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as “Reimbursement Payments.”

(b)       The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month where the capital raised and shares issued have exceeded Milestone 1, Milestone 2, Milestone 3, and Milestone 4, as applicable, except to the extent the Adviser has waived its right, in its sole discretion, to receive such payment for the applicable month. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

3.	Termination and Survival

(a)       This Agreement shall become effective as of the date of this Agreement.

(b)       This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c)       This Agreement shall automatically terminate in the event of (i) the termination by the Fund or the Adviser of the Investment Advisory Agreement; (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d)       Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.	Miscellaneous

(a)       The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)       This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)       Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Agreement and Declaration of Trust or By- Laws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)       The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)       This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

LAGO Evergreen Credit

By:	/s/ Tim Gottfried
Name: Tim Gottfried
Title: CEO and Chairman of the Board

LAGO Asset Management, LLC

By:	/s/ Tim Gottfried
Name: Tim Gottfried
Title: CEO and Senior Managing Member